                                                                      Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated April 11, 2001, accompanying the consolidated financial statements and schedules included in the Annual Report of Harry's Farmers Market, Inc. and Subsidiaries on Form 10-K for the year ended January 31, 2001. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Harry's Farmers Market, Inc. and Subsidiaries on Forms S-8 (File No. 33-74348, effective January 21, 1994, File No. 33-81118, effective July 1, 1994, File No. 33-81120, effective July 1, 1994, File No. 33-91924, effective May 4, 1995, File No. 333-10403, effective August 19, 1996, File No. 333-56025 effective June 4, 1998, File No. 333-36292, effective May 4, 2000 and File No. 333-53676, effective January 12, 2001).


                                                /s/ Grant Thorton LLP

Atlanta, Georgia
May 15, 2001